For the semi-annual period ended (a) September 30, 1998
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     An  Annual Meeting of Stockholders was held on July  9,
1998.   At such meeting the stockholders elected the  entire
slate of Class III Directors and ratified the selection of independent accountants.


     a)   Approval of Directors

                              Affirmative     Shares
                              votes cast     Withheld

           David J. Brennan   14,741,254          593,489
           Robert F. Gunia    14,799,688          535,055
           Don G. Hoff        14,796,781          537,961

     b)   Approval of Independent Accountants

                Affirmative    Negative     Shares
                 Votes Cast   Votes Cast  Abstained
                 14,872,523     315,798   146,421